June 6, 2007

Ms. Amy Forster

1126 Cheshire Avenue

Naperville, IL 60540

Dear Amy;

As discussed, Westell would like you to accept our position as Senior Vice President and Chief Financial Officer. In this capacity you will report directly to my office as President and Chief Executive Officer of Westell Technologies, Inc. The starting base salary for this position is $220,000 on an annualized basis. The bonus target for fiscal year 2008 at 100% is $150,000 based on the actual financial results of Westell Technologies, Inc. when compared to the established criteria. You will also be awarded a stock option grant of 150,000 shares priced based on the average of its high and low on your starting date.

Your service with Westell will be bridged for benefit plans with terms based on seniority and vacation purposes. In this position you are automatically eligible for four (4) weeks of vacation this calendar year and you will be eligible for our benefit programs as well as our employee related policies based on the eligibility requirements of each plan.

In our effort to be fair to your current employer, Westell is willing to reimburse you for any out of pocket expense incurred if you are required to repay the signing bonus provided to you not to exceed what you would have earned as a bonus for fiscal year 2007.

The compensation and benefit items that make up your terms of employment are extended with the rights as well as the conditions of Westell’s policies that govern them. We ask you to accept our offer to start no later than July 2, 2007 by signing and returning a copy of this employment offer letter.

Amy on behalf of our Board of Directors and myself, we are very excited at the prospect of working with you at Westell. We have tremendous challenges and opportunities ahead and the confidence that you will make a huge difference by accepting our offer.

Sincerely,

/s/ Tom Mader

Tom Mader	/s/ Amy Forster
President and Chief Executive Officer	Amy Forster/ Date: June 11, 2007

Westell Technologies, Inc.

cc: Human Resources